Exhibit 10.24

March 19, 2018

Dan Furbee

1400 McKinney Street, Apt. 1409

Houston, TX 77010

Dear Dan:

As you know, we are actively working to finalize a spin-off (the “Transaction”) of certain assets from Linn Energy, Inc. (“Linn”) to create a stand-alone company, Riviera LLC (the “Company”). During the period from your Start Date to the completion of the Transaction (“Closing”), you will be employed by Linn. Following Closing, you will be employed by the Company and Linn will be released from any obligation hereunder.

The following describes your role and employment details will be as follows:

Title: Until Closing, Vice President, Asset and Business Development, reporting to Linn’s Chief Financial Officer. Following Closing, Senior Vice President and Chief Operating Officer, reporting to the Company’s Chief Executive Officer.

Start Date: March 26, 2018.

Location: Houston, Texas.

Annual Base Salary: $325,000 You will be paid in accordance with, as applicable, Linn’s or the Company’s regular payroll process.

Bonus: You will be eligible to participate in the bonus plan for senior executives.

•	Annual Target Bonus of 60% of your base compensation.

•	Bonus awards as earned will be paid no later than March 15 of the year following the calendar year period.

•	Your earned bonus award will vary based upon the achievement of designated criteria annually which may include, but not be limited to, business unit performance, individual performance and your individual leadership.

Restricted Unit Grant: Subject to approval by the Company’s Board of Managers, you will receive a grant of Restricted Units pursuant to a program (the “Plan”) that will be established post-Closing. Your award will be in the same form as senior executives generally and will include a waiver of any rights to participate in the historic equity incentive plan of Linn. Attached as Attachment 1 is a Term Sheet generally describing the Plan and the Restricted Units. If you do not receive a grant of Restricted Units by the first anniversary of your Start Date, the Company will pay you a lump sum cash payment of $1 million if either you are then employed by the Company or the Company terminates your employment for a reason other than “Cause” (as defined in the Plan for senior executives) before you receive the grant of Restricted Units and you execute and do not revoke a customary release of claims in a form satisfactory to the Company. Linn will be responsible for this payment if the Closing does not occur before the date it becomes due.

Dan Furbee

March 19, 2018

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Benefits: You will be entitled to participate in the health, welfare and retirement programs of Linn and the Company in accordance with their terms and conditions. More information will be shared with you about our benefits plans.

This letter is not an employment contract and nothing included in it is intended to offer or imply employment for a fixed period of time. Your employment with, as applicable, Linn and the Company is at-will. As a result, either party can terminate the employment relationship at any time with or without cause and with or without notice.

Dan, we are excited to have you as part of the team to help us capture the significant opportunities that exist for Company and look forward to delivering outstanding results. To accept this offer, please sign, date and return this letter to me at your earliest convenience.

Sincerely,

/s/ David Rottino
David Rottino
Chief Financial Officer
Linn Energy, Inc.

Acknowledged and accepted:

/s/ Daniel Furbee	3/19/2018
Daniel Furbee	Date

Enclosures:

Restricted Unit Term Sheet

Dan Furbee

March 19, 2018

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Conditions Precedent to Offer:

This offer is contingent upon successfully satisfying the following conditions:

•	Immigration Compliance: Proof of authorization to work in the United States.

Dan Furbee

March 19, 2018

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Attachment 1

RIVIERA ENERGY LLC

MANAGEMENT INCENTIVE PLAN AND

PERFORMANCE SHARE UNIT AWARDS

SUMMARY OF MATERIAL TERMS

Riviera MIP – General

•  Effective Date. Effective date of spin-off (the “Transaction”) creating Riviera.

•  Equity Reserve. $32.5 million worth of equity, representing an estimated __% of the equity of Riviera outstanding immediately after the Transaction. Forfeited awards and awards that are otherwise not actually issued (e.g., units withheld to pay taxes and/or exercise price) would be returned to the equity reserve and be available for future awards.

•  Form of MIP. Omnibus plan that permits the Compensation Committee of the Riviera Board of Directors (the “Board”) to grant a variety of different forms of equity awards.

•  Defined Terms. For the executive management team (anticipated to be composed of 5 individuals), definition of “cause,” “change in control,” and “good reason” (non-CIC version) to be consistent with DR’s employment agreement and other customary terms and conditions that have been negotiated.

•  Appraisal Right. If any participant on the executive management team disagrees in good faith with any valuation determination by the Board under the MIP of illiquid assets (including the valuation of Blue Mountain Midstream if it is not sold or disposed of and is not public or any illiquid consideration received in connection with a “change in control” or a sale of Blue Mountain Midstream), such participant may request within 60 days following the Company providing such participant with the Board’s valuation determination that such valuation be done by an independent-third party mutually agreed to by the Company and the participant (the “Appraisal”). If the value determined by the Appraisal is more than 10% greater than the Board’s determination, the Company shall pay the cost of the Appraisal; otherwise the participant will pay such cost up to $400,000.

•  Other. The MIP would contain standard provisions regarding adjustments to outstanding awards and the equity reserve in the event specified corporate transactions in order to prevent dilution of rights, which will include transactions with then existing stockholders that disproportionately and significantly dilute the existing intrinsic value of awards.

Dan Furbee

March 19, 2018

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Transaction Awards

•  General. In connection with consummation of the Transaction, Riviera will make awards to key executives of Riviera and its subsidiaries (the “Initial Awards”).

•  Form. Each Initial Award will be in the form of restricted stock units (“RSUs”), with 33.33% of the Initial Award consisting of time-vested RSUs (the “TSUs”) and 66.67% of the Initial Award consisting of performance- vested RSUs (the “PSUs”).

•  Dividend Equivalent Rights. All RSUs subject to an Initial Award shall include dividend equivalent rights, with dividends being accumulated and paid when the applicable RSU vests.

TSUs

•  Normal Vesting. TSUs will vest in equal ratable installments on each of three “Vesting Dates” if the participant is then employed by Riviera or its subsidiaries. Vesting Dates to be (i) July 1, 2019, 2020 and 2021 if consummation of the Transaction occurs before September 1, 2018 or (ii) the first three anniversaries of consummation of the Transaction if such consummation occurs after August 31, 2018.

•  Accelerated Vesting.

•  Change in Control: TSUs will fully vest upon a “change in control” if the participant is then employed by Riviera or its subsidiaries (including if the participant experiences a Good Leaver Termination (defined below) within the three months prior to a “change in control”).

•  Sale of Subsidiary: TSUs will fully vest upon a participant’s termination of employment with Riviera and its subsidiaries in connection with a sale of a subsidiary, significant asset or line of business, which means for this purpose an employee whose employment transfers to the buyer and an employee terminated by Riviera if the Board determines in good faith that such termination was as a result of such sale.

•  Good Leaver Termination: In the event of a participant’s termination due to death, disability, termination without “cause” or termination for “good reason” (a “Good Leaver Termination”), subject to executing and not revoking a customary release of claims, (i) except as provided in clause (ii), a pro rata portion of the participant’s then current tranche of TSUs will vest or (ii) for the executive management team, the participant’s TSUs will (x) vest as if the participant’s employment or service had continued through the next vesting date and (y) fully vest in the event of termination due to death or disability.

•  Distributions. Vested TSUs will be distributed on the first to occur of: (i) a “change in control,” (ii) the participant’s termination for any reason or (iii) the third Vesting Date.

Dan Furbee

March 19, 2018

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PSUs

•  Normal Vesting. PSUs will cliff vest as follows as of the earlier to occur of (x) third Vesting Date or (y) a “change in control” (as applicable the “Wind Up Date”):

•  Threshold: If the Total Proceeds are less than 1x the Initial Value, 0% of the PSUs will vest.

•  50% Vesting: If the Total Proceeds are equal to at least 1.17x the Initial Value, 50% of the PSUs will vest.

•  100% Vesting: If the Total Proceeds are equal to at least 1.37x the Initial Value, 100% of the PSUs will vest.

•  150% Vesting: If the Total Proceeds are equal to at least 1.67x the Initial Value, 150% of the PSUs will vest.

•  200% Vesting: If the Total Proceeds are equal to or greater than 2x the Initial Value, 200% of the PSUs will vest.

•  Vesting will be determined using linear interpolation for performance between two thresholds.

•  Any PSUs that do not performance vest on the Wind Up Date will be forfeited.

•  Accelerated Vesting.

•  Sale of Subsidiary: A participant whose employment with Riviera and its subsidiaries terminates in connection with a sale of a subsidiary, significant asset or line of business (as determined above) that occurs after consummation of the Transaction, which means for this purpose an employee whose employment transfers to the buyer and an employee terminated by Riviera if the Board determines in good faith that such termination was as a result of such sale, will vest in the number of the PSUs that otherwise would have vested on the Wind Up Date.

•  Good Leaver Termination: Subject to treatment pursuant to the preceding bullet, in the event of a participant’s Good Leaver Termination, subject to executing and not revoking a customary release of claims, (i) except as provided in clause (ii), a pro rata portion of the participant’s PSUs (determined based on the portion of the three year performance period that has elapsed as of such termination) will vest based on actual performance through the Wind Up Date and (ii) for the executive management team, (x) a portion of the participant’s PSUs equal to the percentage of the PSUs that would have been vested as of the next Vesting Date had such PSUs been TSUs multiplied by the participant’s number of PSUs will vest based on actual performance through the Wind Up Date and (y) in the event of a participant’s termination due to death or disability, the participant’s PSUs will vest based on actual performance through the Wind Up Date. For the sake of clarity, such portion will be considered the participant’s target number of PSUs for purposes of determining the percentage of PSUs the participant earns.

Dan Furbee

March 19, 2018

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•  Certain Definitions.

•  Total Proceeds: “Total Proceeds” means, without duplication, (i) the Equity Value of Riviera on the Wind Up Date, (ii) the aggregate amount distributed (but excluding distributions of Riviera equity) to Riviera equity holders before the Wind Up Date, and (iii) if Blue Mountain Midstream is included in the Initial Value, the Equity Value of Blue Mountain.

•  Equity Value of Riviera: The “Equity Value of Riviera” means, as applicable, the equity value of Riviera (i) if the Wind Up Date is the third Vesting Date, as determined using a 30-day VWAP for Riviera’s (or its successor’s) common stock, and (ii) if the Wind Up Date is a “change in control,” as determined by the Board in good faith based upon the price paid in connection with a “change in control” (including, for purposes of clarity, the fair market value of any non-cash consideration received in connection therewith, as determined by the Board in good faith).

•  Equity Value of Blue Mountain: The “Equity Value of Blue Mountain” means, as applicable, (i) if Blue Mountain Midstream is publicly traded on the Wind Up Date, the equity value of Blue Mountain Midstream as determined using a 30-day VWAP for Blue Mountain Midstream’s (or its successor’s) common stock, (ii) if Blue Mountain Midstream is sold or disposed of (other than a spin-off or joint venture involving Blue Mountain Midstream) prior to January 1, 2019, $0, (iii) if Blue Mountain Midstream is sold or disposed of (other than a spin-off or joint venture involving Blue Mountain Midstream) after December 31, 2018 solely for cash, the amount of cash received, (iv) if Blue Mountain Midstream is sold or disposed of (other than a spin-off or joint venture involving Blue Mountain Midstream) after December 31, 2018 for consideration other than solely cash, the sum of the cash component, if any, and the value of non-cash proceeds as of the Wind Up Date (or the earlier disposition of such proceeds for cash) as determined by the Board in good faith, and (v) if Blue Mountain Midstream is not sold or disposed of and is not public, the equity value of Blue Mountain Midstream as determined by the Board in good faith. In the event of a merger or consolidation of Blue Mountain Midstream (or its successor), the foregoing principles will be applied solely to the portion of the combined company owned by the Blue Mountain Midstream stockholders immediately after consummation of the first such transaction.

Dan Furbee

March 19, 2018

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•  Initial Value: The “Initial Value” will be equal to (i) 50% of an agreed value of $1.1 billion before any adjustment described below, plus (ii) 50% of the equity value of Riviera based upon the first 30-day VWAP post separation; provided that the VWAP portion of the calculation cannot be lower than 90% or higher than 110% of the value described in clause (i). The calculation of the Initial Value will be (A) equitably adjusted to reflect any material change in the expected composition of Riviera (e.g., assets sales), (B) equitably reduced to reflect the value of any liabilities retained or assumed by Riviera in connection with the Transaction to the extent such liabilities are unrelated to the assets of Riviera following the spin-off (e.g., liabilities retained pursuant to previous transactions and liabilities related to assets held by Roan), (C) increased by the amount of any capital raised, and (D) increased by $700 million if Blue Mountain Midstream is included as part of Riviera, provided that, (i) in the event of a sale or disposition of Blue Mountain Midstream (other than a spin-off or joint venture involving Blue Mountain Midstream) prior to January 1, 2019, any portion of the Initial Value represented by this clause (D) will be disregarded and (ii) the portion of the Initial Value attributable to Blue Mountain Midstream will be increased by any subsequent capital raises.

•  Distributions. PSUs will be settled in equity of Riviera (or cash, as elected by the Board), as adjusted in the event of an IPO, sale of all or substantially all of Riviera’s assets or other restructuring event as soon as practicable following the applicable vesting date (but in no event later than 30 days following the applicable vesting date); provided that in the event of a “change in control,” up to 25% of the proceeds may be deferred for up to six months for purposes of facilitating the participant’s retention for purposes of providing transition services and will be paid to the participant at the end of such deferral period or the participant’s earlier Good Leaver Termination.

Dan Furbee

March 19, 2018

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Treatment of Awards under Existing MIP

•  With respect to any employees with unvested awards under the existing MIP, any shares of Roan received upon the equitable adjustment of such awards in connection with the spin-off will be fully vested as of the date of the spin-off and any shares of Riviera or Blue Mountain Midstream received upon such adjustment will remain subject to the same vesting conditions as applied to the original award. The Board may elect to offer a one-time liquidity program, consistent with the existing Linn liquidity program, to settle the Roan shares through a cash payment.

Attorneys’ Fees

•  Riviera will reimburse management for the fees and expenses of one counsel in connection with the negotiation and drafting of the Riviera Management Incentive Plan (and any ancillary agreements) and the assumption or negotiation of any employment agreements and the negotiation of any “back-stop” arrangements for non-legacy personnel up to a cap of $75,000; provided the parties may mutually agree to increase such cap.